Exhibit 99.2
SCRIPT OF REMARKS OF DAVID DOWSETT
ACTING CHIEF EXECUTIVE OFFICER, MADE ON MARCH 29, 2006
THANKS LARRY. WE CONTINUE TO EXPERIENCE MANY OF THE SAME TRENDS WE HAVE SEEN OVER THE PAST SEVERAL QUARTERS. REVENUES ARE INCREASING QUARTER BY QUARTER. NOTABLY WE EXPERIENCED INCREASED REVENUE FROM OUR MANUFACTURED PRODUCT, THE SAFE-STEP HUBER NEEDLE SET, AND AGAIN SAW HIGHER ROYALTY REVENUES FROM LICENSED PRODUCTS, SPECIFICALLY THE BD VACUTAINER PUSH BUTTON BLOOD COLLECTION SET AND THE BD INTEGRA SYRINGE FAMILY OF PRODUCTS.
TOTAL REVENUES FOR THE QUARTER WERE $1,017,000, 16% AHEAD OF THE THIRD QUARTER 2005 AND SIGNIFICANTLY HIGHER THAN REVENUES A YEAR AGO.
ROYALTY REVENUES FOR THE QUARTER WERE APPROXIMATELY $352,000, WITH THE MAJORITY COMING FROM BD. AS ANTICIPATED INTEGRA SYRINGE SALES IMPROVED SIGNIFICANTLY BECAUSE OF THE FLU SEASON. THE BD VACUTAINER PUSH BUTTON BLOOD COLLECTION SET EXHIBITED GOOD PERFORMANCE, AGAIN SHOWING STEADY QUARTER BY QUARTER GROWTH.
SAFETY HUBER NEEDLE SALES WERE $664,000 FOR THE QUARTER, THE SIXTH SUCCESSIVE QUARTER OF GROWTH. OUR CORE PRODUCTS ARE NOW FIRMLY ESTABLISHED IN THEIR RESPECTIVE MARKETS AND WE ANTICIPATE EACH WILL CONTINUE TO GROW.

Exhibit 99.2
THAT BEING SAID, WE HAVE BEEN LESS SUCCESSFUL IN BRINGING OTHER MED-DESIGN PRODUCT TECHNOLOGIES TO MARKET. DURING 2005 WE REMOVED THE SAFETY DENTAL SYRINGE FROM THE MARKET DUE TO LACK OF SALES AND WE WERE UNABLE TO IDENTIFY A DEVELOPMENT AND MARKETING PARTNER FOR THE DUAL CHAMBER MIXING DEVICE. WE HAVE BEEN DISAPPOINTED AT OUR LACK OF PROGRESS IN THIS AREA.
SO, DESPITE INCREASING REVENUES AND DILGENT EFFORTS TO REDUCE SPENDING, WE RECOGNIZED THAT THESE POSITIVE TRENDS ALONE WOULD NOT JUSTIFY MAINTAINING MED-DESIGN AS A STAND-ALONE PUBLIC ENTITY. THEREFORE IN NOVEMBER 2005 WE ENTERED INTO A MERGER AGREEMENT WITH SPECIALIZED HEALTH PRODUCTS INTERNATIONAL OR SHPI, A LEADING PROVIDER OF SAFETY PRODUCTS.
UNDER THE MERGER AGREEMENT, STOCKHOLDERS OF MED-DESIGN WILL COLLECTIVELY RECEIVE EQUITY OF SHPI EQUAL TO APPROXIMATELY 33% OF THE OUTSTANDING SHARES OF THE COMBINED COMPANY FOLLOWING THE MERGER. WE EXPECT TO MAIL A PROXY STATEMENT IN THE NEAR FUTURE AND THE MERGER IS ANTICIPATED TO CLOSE IN THE MIDDLE OF THE SECOND QUARTER, 2006, SUBJECT TO STOCK HOLDER APPROVAL OF EACH COMPANY AND CUSTOMARY CLOSING CONDITIONS.

Exhibit 99.2
THE PRIMARY REASONS FOR AGREEING TO THE MERGER INCLUDE:
THE COMBINED COMPANIES’ GREATER SIZE AND RESULTING LEADERSHIP POSITION IN THE SAFETY NEEDLE BUSINESS; THE SYNERGIES CREATED BY COMBINING THE RESEARCH AND DEVELOPMENT STRENGTHS OF THE COMPANIES; THE OPPORTUNITY FOR OTHER MED-DESIGN TECHNOLOGIES TO REACH THE MARKET; THE SIGNIFICANT EXPENSE SAVINGS RESULTING FROM THE MERGER, AS MUCH AS $4-5MM, THAT WILL ENHANCE THE FINANCIAL RESULTS OF THE COMBINED COMPANY AND ACCELERATE PROFITABILITY; AND THE FACT THAT THE MERGER WILL ALLOW MED-DESIGN STOCKHOLDERS TO RECEIVE AN EQUITY INTEREST IN SHPI AND THEREBY PARTICIPATE IN THE SUCCESS OF THE PRODUCTS OF BOTH COMPANIES .
IT IS OUR BELIEF THAT THE MERGER OF THE COMPANIES WILL RESULT IN A COMBINED ORGANIZATION THAT WILL BE STRONGER AND MORE COMPETITIVE, CAPABLE OF GREATER FINANCIAL STRENGTH AND POTENTIAL THAN EITHER COMPANY WOULD HAVE ACHIEVED SEPARATELY. AS MENTIONED YOU SHOULD RECEIVE YOUR PROXY STATEMENT SOON WHICH WILL PROVIDE MUCH MORE DETAIL REGARDING THE TRANSACTION.
THIS CONCLUDES OUR REMARKS AND WE WILL NOW TAKE ANY QUESTIONS YOU MIGHT HAVE.